Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 6, 2023

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

We have acted as special counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”) in connection with the offering and sale by the Company of an aggregate of 13,000,000 depositary shares (“Depositary Shares”), each representing 1/40th ownership interest in a share of the Company’s 6.875% Series J Non-Cumulative Perpetual Preferred Stock (“Preferred Stock”), par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), pursuant to the Underwriting Agreement, dated February 27, 2023, between the Company, on the one hand, and BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities LLC and Huntington Securities, Inc., as representatives of the several Underwriters named in Schedule I thereto, on the other hand (the “Underwriting Agreement”), and the Deposit Agreement, dated as of March 6, 2023, among the Company, Computershare Inc. and Computershare Trust Company, N.A. (jointly as depositary), and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Deposit Agreement and form of depositary receipt evidencing the Depositary Shares, which we refer to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and this opinion is limited to the federal securities laws of the United States of America and the laws of the State of New York, in each case as in effect on the date hereof. We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion letter of Venable LLP, dated as of the date hereof, which opinion letter is being filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provisions contained in the Transaction Documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement on Form S-3ASR (File No. 333-263546) (the “Registration Statement”). In addition, we consent to references to us in the prospectus forming a part of the Registration Statement under the heading “Validity of the Securities.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

*                *                  *                *                *                 *

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz